Exhibit 10.1

4055 Technology Forest Blvd Suite 210 The Woodlands, Texas 77381 936-230-5899

December 9, 2016

Mr. George Bchara
110 Washington Avenue
Apartment 1405
Miami Beach, FL 33139

Dear George,

We are pleased to offer you:

•	The position of Vice President - Chief Accounting Officer, reporting directly to me;

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A compensation plan consisting of a base salary of $25,833.33 per month ($310,000 annualized) plus an annual targeted bonus opportunity of 50% of your base salary (100% at maximum and pro-rated during your initial year of employment), if company and individual performance goals (as set by the Compensation Committee) are achieved. Conn’s will guarantee $100,000 of your FY17 bonus, payable in February of 2017. This payout is guaranteed as long as you don’t voluntarily resign before the actual payout date.

•	A $175,000 one-time sign on bonus to be paid shortly after beginning employment; and

•	Based on the closing stock price on the date you begin employment with the company, $150,000 worth of Restricted Stock Units that will vest on a straight-line basis over four years;

•	You will receive additional $200,000 worth of Restricted Stock Units in May, 2017.

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You will be eligible for our Restricted Stock Unit award generally granted in December annually at a $200,000 target award (based on the closing stock price on the award date). Your first opportunity to participant in this program will be December 2017;

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As part of this offer, you will be required to relocate to The Woodlands, Texas area and are eligible for customary relocation benefits related to your move. These benefits will be provided conditioned on the agreement that you will relocate within twelve (12) months of your date of employment.

Please note should you voluntarily terminate your employment with Conn’s within twenty four (24) months of your date of hire, 100% of your relocation benefits and costs paid by Conn’s, the $175,000 sign on bonus and the $100,000 guaranteed bonus will be subject to repayment to Conn’s. For clarification purposes, a resignation for “Good Reason” (as defined in the attached page) will not be a voluntary termination and therefore not subject to the clawback of the sign-on bonus and guaranteed bonus. Additionally, failure to relocate within the specified 12 month period will be considered a voluntary resignation / voluntary termination from your position, and all costs and all bonus payments listed in the foregoing sentence will be subject to full repayment to Conn’s.

Upon your employment, you will be covered by the Vice President Severance Plan.

You will become eligible for most of Conn's health and welfare benefits on the first of the month following 60 days of employment.

You will become eligible for Conn's 401(k) Retirement Savings Plan at the beginning of a plan quarter immediately following three months of continuous service. You can, however, roll over the qualifying funds from your current 401(k) to Conn's plan at any time. You will also become eligible for Conn's Employee Stock Purchase Plan at the beginning of a plan quarter immediately following three months of continuous service.

You will be eligible for three weeks of vacation and four personal holidays during your first year of employment with Conn’s according to a prorated accrual schedule.
Please note this offer is subject to successful completion of Conn’s pre-employment processes, which include an interview, background check and drug screen.

We look forward to having you join the Conn's team as soon as possible with a projected start date of December 14, 2016. Please acknowledge your acceptance of this offer of employment by signing below and returning one original document to me.

Sincerely,

/s/
Lee Wright
Chief Financial Officer

Acceptance Acknowledged: /s/George Bchara Date: 12/9/2016

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“Good Reason” shall mean (A) without your express written consent, the material diminution of the your title, duties, authority or responsibilities, relative to your duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities, (B) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to you immediately prior to such reduction, (C) a material reduction of your Base Salary or annual bonus opportunity, each as in effect as of your first day of your employment, (D) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced, (E) the transfer of your principal place of employment to a location that is more than one-hundred (100) miles from your principal place of employment on the first day of your employment, or (H) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination. You may terminate your employment for Good Reason only if (1) you provide written notice to Conn’s of the occurrence of the Good Reason event (as described above) within thirty (30) days after you know or reasonably should know of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which you believes constitute Good Reason; (2) Conn’s fails to correct the circumstances constituting Good Reason within thirty (30) days after such notice; and (3) you resign for Good Reason within thirty (30) days after the expiration of the correction period described in clause (2) hereof.

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